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Exhibit 99.3

News Release

380 Interlocken Crescent • Broomfield, CO 80021 • 303.460.9200 • Fax: 720.566.3860 • www.mcdata.com

Aug. 25, 2003

FOR IMMEDIATE RELEASE:
Contacts
Media:		Investors:
Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 kathleen.sullivan@mcdata.com	Chris Drago (720) 558-3790; cell: (303) 888-2904 chris.drago@mcdata.com	Linda Dellett/Kevin Mammel (720) 558-4474 Investor.relations@mcdata.com

McDATA Accelerates Delivery of its Intelligent Platforms:
Signs Technology Agreement With Aarohi

        BROOMFIELD, Colo.—Aug. 25, 2003—McDATA® Corporation (Nasdaq: MCDTA/MCDT), today announced that it has signed an agreement with Aarohi Communications, a privately held company and provider of system-on-a-chip solutions for the storage networking market, to provide its FabricStream™ technology for McDATA's intelligent switch platforms.

        This deal affords McDATA a significant time-to-market advantage for its intelligent switch platforms and represents a flexible technology platform McDATA can evolve into the future.

        "IT managers want to improve the utilization and functionality of their storage networks, while lowering the associated costs and complexity of those environments. McDATA's intelligent platforms will bring attributes, such as virtualization, to market at the right time and at the right price," said John Kelley, President and CEO, McDATA. "By leveraging Aarohi's FabricStream technology, McDATA and our customers are well positioned for the future."

        McDATA will leverage the Aarohi FabricStream technology for its intelligent switch platforms, first demonstrated in July as an integrated feature in McDATA's Sphereon™ 4500. As an extension of McDATA's existing switch architecture, the intelligent platforms ensure the highest degree of interoperability with current McDATA fabrics. McDATA's intelligent platforms will span the spectrum of its product line—Sphereon Fabric Switches, Intrepid™ Directors and the new class of directors also announced today.

        McDATA's Centralized Management and Services Platform (SANavigator® and Enterprise Fabric Connectivity Manager) will support these intelligent platforms, and is an unparalleled end-to-end software management solution that enables resources to be managed according to individual business policies.

        McDATA envisions the future of IT environments where a real-time storage services infrastructure provides companies with the power to access data and manage capacity instantly and seamlessly. McDATA's intelligent switch platforms will enable this by bringing more value to the SAN fabric, supporting the optimization of storage assets through centralized, real-time provisioning of heterogeneous storage.

        "Aarohi is pleased to have been selected to provide core technology for McDATA's intelligent switch products," said Ameesh Divatia, CEO, Aarohi Communications. "We view McDATA as the leader in storage infrastructures and look forward to providing the Aarohi FabricStream technology to help enable one of McDATA's key technology initiatives."

        In addition to the technology agreement, McDATA has invested $6 million in Aarohi's Series B-1 preferred stock offering, giving McDATA an approximate 15 percent ownership in the company. McDATA also will assume one of Aarohi's five Board of Directors seats.

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About McDATA (www.mcdata.com)

McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Installed in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA's multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

        This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products, (such as higher port count and multi-protocol products) integrate recent acquisitions and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99.3
McDATA Accelerates Delivery of its Intelligent Platforms: Signs Technology Agreement With Aarohi